EXHIBIT 10.17

                ONLINE LICENSED MATERIALS DISTRIBUTION AGREEMENT


         Agreement made this 21st day of May, 1999 by and between Powerize.com, Inc., d/b/a powerize.com, inc., a Delaware corporation (hereinafter referred to as "powerize"), with offices at 901 Elkridge Landing Rd, Suite 350, Linthicum, MD 21090, and Bell & Howell Information and Learning Company, a Delaware corporation (hereinafter referred to as "B&H"), with offices at 300 North Zeeb Road, Ann Arbor, MI 48103, USA.


         WHEREAS, B&H is the owner and publisher of certain databases or has the right to license various publications in electronic format and wishes to distribute those Licensed Materials and publications electronically through powerize; and


         WHEREAS, powerize provides an online service to its customers to search and retrieve information from electronic databases via its ad-driven information service; and


         WHEREAS, B&H and powerize wish to provide for the distribution of B&H's databases and licensed publications through powerize's online Service, all on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, powerize and B&H hereby agree as follows:

1.       Definitions.

1.1 "Abstract" means a summary of an article from the Licensed Materials in ASCII full-text format.

1.2           "Article" means an individual article from the Licensed Materials.
              An Article may be in ASCII full-text format or TIFF (Tagged Image File Format) image format, as set forth on Schedule 1, which is attached to and made a part of this Agreement.

1.3 "Backfile" means the version of the Licensed Materials that are dated before the most current version as of the Effective Date. The period of coverage of the Backfile shall be set forth in
              Schedule 1.

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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1.4           "Citation" means a bibliographical citation to an article from the
              Licensed Materials in ASCII full-text format.


1.5 "Customer" means any individual, corporation, partnership, institution, organization or other legal entity of any kind, who is a registered business user of the Service.


1.6 "Licensed Materials" means the data records of Licensed Materials available to powerize for distribution electronically as identified in Schedule 1.


1.7 "Education Market" means all post-secondary educational institutions including but not limited to private for profit trade and degree-granting institutions, two-year, four-year and community colleges and universities, public and private elementary and secondary schools, their respective students, faculty, administrations and libraries, and public and government libraries.

      .
1.8 "Net Advertising Revenue" means the price billed to powerize's advertisers or distributors less (i) credits or refunds actually paid by powerize, (ii) agency fees actually paid or deducted from powerize's billings, and (iii) sales, use and similar taxes billed by powerize to advertisers and required to be paid to the appropriate taxing authorities by powerize.

1.9           "Page   View(s) means an individual page identified by a unique
              URL on the World Wide Web portion of the Internet.

1.10 "2nd Page View" means the Page View on which the listing of search results appears.

1.11 "3rd Page View" means the Page View on which the Record from the Licensed Materials appears.

1.12          "3rd Page View Net Revenue"[*]

              "Publisher(s)" means the publisher(s) of the Licensed Materials.

1.14          "Publisher's Royalty"[*]

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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1.15          "Record" means a document consisting of a Citation and Abstract and/or an Article that is contained in the Licensed Materials and is accessed, displayed or printed by the Customer.

1.16 "Service" means powerize's business research service, currently known as powerize.com, available on the World Wide Web and featuring information from B&H and other content sources. The Service is supported by paid advertising.


1.17 "End User Agreement " means the license agreement under which powerize sublicenses access to the Licensed Materials, attached to this Agreement as Schedule 3.

1.18          "Subscription Fees" [*]

1.19          "Territory" means worldwide.

2.            License Grant.

2.1 For the term and subject to the provisions of this Agreement, B&H hereby grants and powerize accepts a royalty-bearing, nonexclusive and non-transferable license to reproduce, display, market and distribute the Licensed Materials in connection with the Service, in the Territory, to qualified business users of the World Wide Web, [*]

2.2 powerize will make the Licensed Materials accessible through the Service to qualified business users who have registered with powerize. [*]

2.3 B&H reserves to itself (i) the right to create, produce, copy, distribute, license, and sell any products of whatever kind containing the Licensed Materials and (ii) all other rights with respect to the Licensed Materials which are not expressly granted to powerize in this Section 2.

2.4 No sublicensing or re-distribution rights are granted except sublicensing to Customers for their own internal use. Customers shall not be granted any right of reproduction or re-distribution with respect to the Licensed Materials or the Records. powerize.com shall have the ability to register users from another web site or domain and provide access to Licensed Materials via a



CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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              web portal service, that forwards a search requested by a
              registered user to powerize.com.


2.5 The License granted in the preceding Section is specific to the Licensed Materials and does not include the right to combine the Licensed Materials with other data or Licensed Materials unless specifically authorized in writing by B&H. This does not limit powerize.com from licensing material from other publishers or distributors.

2.6 B&H grants powerize a nonexclusive, non-transferable license to use B&H's company name and trademarks, including UMI(R), ProQuest(R), and ProQuest Direct(R), as well as the names of the databases contained in the Licensed Materials (the "Trademarks"), in association with the Licensed Materials and will identify the trademarks as the property of B&H.

3.            Use Limitations and Other Obligations.

3.1 If B&H requests that certain portions of the Licensed Materials be deleted, corrected or made inaccessible because such material contains errors or could be subject to an adverse claim by a third party, then powerize shall delete or correct the material or the index reference to such material with the next regularly scheduled correction or update of the Licensed Materials after receipt of B&H's request, but not later than two (2) business days following such request.

3.2 powerize will sublicense the use of the Licensed Materials to its Customers by using the End User Agreement. powerize will not make any changes to the End User Agreement which would materially affect the rights and interests of B&H in the Licensed Materials without B&H's prior written consent.

3.3           [*]


3.4 If powerize desires to obtain a license to distribute information from newspapers and periodicals for which B&H has distribution rights, powerize shall license such information from B&H on the terms contained in this Agreement or on terms comparable as to royalties and fees, timeliness, delivery formats, quality and scope of license, provided B&H can provide

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.


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              distribution rights and access to requested content within four
              (4) weeks of notification from powerize.com.

4.            Proprietary Rights.

4.1 powerize acknowledges that the Licensed Materials consist of information gathered, selected, coordinated and arranged by B&H at considerable expense, and by the application of methods, editorial standards and judgment that is proprietary to B&H; and that the Licensed Materials are valuable assets of B&H and that title and ownership of the Licensed Materials remain exclusively with B&H and its licensors.


4.2 powerize acknowledges that neither it nor its Customers is acquiring any proprietary or copyright interest in the Licensed Materials.

4.3 powerize will not use the Licensed Materials to create for itself a data file which consists of data substantially or materially similar to the Licensed Materials or create a derivative work from the Licensed Materials.


4.4 powerize will take all reasonable security measures necessary to prevent unauthorized duplication or distribution of the Licensed Materials. Reasonable security measures shall include, by way of example and not limitation, requiring users to possess and use a valid username and password to access the Service.


5.            Delivery and Format of the Licensed Materials.

5.1 On or before the delivery date agreed to by the parties, B&H will deliver the Backfile and related documentation to powerize on magnetic tape or via electronic transmission, if available. B&H will deliver updates to the Licensed Materials via electronic transmission (via FTP or other agreed-upon method), on a mutually acceptable schedule. The Licensed Materials will be formatted as described in Schedule 1. B&H will use its reasonable best efforts to give powerize sixty (60) days advance notice of any change in format of the electronic transmission of the Licensed Materials.

5.2 powerize will take such steps as may be required to convert, invert, reformat and/or otherwise manipulate the Licensed Materials in accordance with the specifications set forth in
              Schedule 1, so that the Licensed Materials can be accessed by Customers of the Service.

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.


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5.3           Each party will designate in writing at the time of execution of this Agreement an individual who will act as a technical liaison to the other and an individual who will act as administrative liaison with the other. Such individual designations may be changed from time to time by written notice.

5.4 powerize will provide to B&H prior to execution of this Agreement a written explanation of the technical and customer service support which it provides to its Customers, both domestic and international.

5.5 powerize will use its best efforts to protect B&H's copyright with respect to the Licensed Materials, including without limitation, placing a prominent legend on all B&H-related screens, printouts and other appropriate places (such as manuals and documentation) stating:

              (C) 199x Bell & Howell Information and Learning Company; All Rights Reserved. (where 199x is the year of publication). Only fair use as provided by the United States copyright law is permitted. Bell & Howell Information and Learning Company MAKES NO WARRANTY REGARDING THE ACCURCY, COMPLETENESS OR TIMELINESS OF THE LICENSED MATERIALS OR ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SHALL NOT BE LIABLE FOR DAMAGES OF ANY KIND OR LOST PROFITS OR OTHER CLAIMS RELATED TO THE LICENSED MATERIALS OR THEIR USE.


5.6 powerize shall not alter or remove any copyright notices contained in the Records and Licensed Materials.

6.            Marketing and Training.

6.1 powerize will use its best efforts to market and sell advertising for the Service utilizing print media, radio, Internet and other means. powerize will also use its best efforts to establish relationships with other information portals to provide linking to and joint registrations for the Service.

6.2 Promotional materials prepared by or for powerize which mention the Licensed Materials, B&H or use the Trademarks shall be submitted to B&H for prior approval before they are published. B&H shall review and approve

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.


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              or suggest changes to the materials within a reasonable time not to exceed ten (10) business days after receipt. For promotional material that does not materially differ from previously approved promotional material, the prior approval requirement shall be waived so long as powerize provides B&H with at least one copy of the material within a reasonable time of its use in commerce. B&H and powerize will create a list of Publishers who agree to have their names and/or logos used in powerize advertising, and powerize will be free to use those names/logos in advertising without additional approval from B&H or Publishers.


6.3 If requested by B&H, powerize will provide reasonable training to B&H in the use of the Service. Such reasonable training shall be at no additional cost and subject to such reasonable limitations in time, scope and attendance as agreed by the parties hereto.

7.            Royalty and Payment Terms.


7.1 Subject to the terms and conditions of this Agreement, powerize shall pay B&H as royalties the amounts set forth in Schedule 2.

7.2 Minimum guaranteed royalty payments are due on the dates specified on Schedule 2. Fees generated from Net Advertising Revenue and Subscription Fees are due on the schedule set forth in Schedule 2. powerize shall send the fees due to B&H to the address indicated at the beginning of this Agreement, ATTN: B&H Accounts Receivable Manager. On or prior to the 30th of each month, powerize shall provide B&H with a written statement in relation to the previous month showing in reasonable detail a calculation of the amounts payable to B&H in respect to such period, including any algorithm used to determine the fee due to B&H. Each statement shall reflect the detailed information for that period, as well as a year-to-date summary. powerize will provide B&H with a sample report prior to B&H's first delivery of the Licensed Materials to powerize and shall provide to B&H the reports described in
              Schedule 4 of this Agreement. powerize shall also provide B&H with web access to review account activity online at any time.

7.3 In addition to the fees and royalties payable to B&H, and subject to the permission of B&H Publishers for placement of advertising on page views from their respective publications, powerize will pay publishers the Publisher's Royalty to B&H as set forth in
              Schedule 2. powerize will provide

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.


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              links from Records to Publishers' preferred URL's and will display
              Publishers' logos in a prominent location. B&H will provide the logos and preferred URL for each Publisher.

7.4 In the event Powerize.com, Inc. completes an initial public offering (an "IPO") of its common stock within the three (3) years following execution of this Agreement, it shall immediately thereafter issue B&H a warrant (the "Warrant") substantially in the form attached hereto as Schedule 5 to purchase that number of shares of common stock of Powerize.com, Inc. that shall be equal to $1.25 million divided by the per share IPO price. The Warrant shall be exercisable for a period of one (1) year following the IPO and the exercise price per share shall be equal to the per share IPO price. In the event that powerize offers stock registration rights to other holders of Warrants following such IPO, powerize shall offer B&H registration rights that are comparable in form and substance to those offered to such other Warrant holders.

7.5 powerize will collect demographic information for Customers and will provide such information, excluding names, E-mail addresses and other private information, to B&H and its Publishers. B&H and its Publishers will use these data solely to promote current or new publications and services. These demographic data may not be distributed by B&H, except to its Publishers that participate in this service, or to publishers that powerize requests B&H to include in the service. Such information shall be included in the reports described in Schedule 4.

7.6 powerize agrees to keep true and accurate records, files, and books of account containing all the data reasonably required for the full computation and verification of the royalties and fees to be paid and the statements to be given pursuant to Sections 7.1, 7.2, 7.3 and 7.4. B&H shall have the right, to be exercised not more than twice per calendar year and upon not less than fifteen
              (15) days prior written notice to powerize, to examine the books, records and accounts of powerize to verify powerize's compliance with all the terms and conditions of this Agreement. All information regarding powerize's business received in any such examination shall be held in confidence, and B&H shall not unreasonably interfere with powerize's business operations in exercising its right of audit. The expenses of such audit shall be borne by B&H unless the accounting reveals an error in excess of five percent (5%), in which event the costs shall be borne by powerize. This right of audit shall survive the



CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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              expiration or termination of this Agreement and shall continue in effect until one (1) year from the end of any calendar year in which any fees, royalties and other amounts become payable to B&H under this Agreement.

8.            Verification Access.

8.1 Prior to the first availability of the Licensed Materials on the Service, powerize will provide B&H with access to the Service free of charge for the purpose of verification, training and demonstration.


9.            Warranties and Disclaimers of Warranty.


9.1 Each of the parties to this Agreement represents and warrants that it has all right, power and authority to enter into this Agreement and that the performance of its obligations will not violate or conflict with any other agreement to which it is a party.

9.2 B&H will replace or correct at no cost any copy of the Licensed Materials delivered to powerize which, through no fault of powerize, is defective or inoperable, provided that powerize notifies B&H of such defect or inoperability within thirty (30) days after delivery. Otherwise, replacement Licensed Materials will be provided at a fee equal to B&H's cost.

9.3 B&H and its licensors make no warranty regarding the accuracy, completeness or timeliness of the Records as they are delivered through the Licensed Materials. NEITHER PARTY GIVES ANY EXPRESS WARRANTIES EXCEPT AS SET FORTH IN THIS SECTION 9, AND EACH PARTY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.           Limitation of Liability.

              Neither party shall be liable to the other for special, incidental, consequential or punitive damages of any nature, for any reason, including, without limitation, the breach of this Agreement or any termination of this Agreement, whether such liability is asserted on the basis of contract, tort, or otherwise, even if the other party has been warned of the possibility of such damages. Except as otherwise provided, all remedies shall be cumulative and not exclusive.



CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.


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11.           Indemnification.

11.1 Subject to powerize's compliance with Section 2, B&H will indemnify and hold harmless powerize, its officers and directors against any and all judgments, settlements, penalties, costs and expenses (including reasonable attorney's fees) paid or incurred in connection with any breach or alleged breach of B&H's warranties and representations.

11.2 powerize will indemnify and hold harmless B&H, its officers, directors, employees, agents, and distributors from and against any and all judgments, settlements, penalties, costs and expenses (including reasonable attorney's fees) paid or incurred in connection with any breach or alleged breach of powerize's warranties and representations, any claims attributable to any hardware or software failure of powerize's computer systems used to provide the Service or arising from any error in the Licensed Materials caused by any act, omission or procedure of powerize.

12.           Confidentiality.

12.1 Neither party shall, without the written consent of the other, communicate confidential information of the other (designated in writing or identified in this Agreement as such or otherwise reasonably believed to be such) to any third party and shall protect such information from disclosure to any third party in the same manner that it protects its own confidential information. Neither party shall use confidential information received by it other than for the purpose of performing this Agreement.

12.2 The obligations contained in Section 12.1 shall not be applicable to information: (i) which was in the possession of or communicated to the receiving party free of any obligation of confidence or was in the public domain at the time the furnishing party communicated it to the receiving party, at no fault of the receiving party; or
              (ii) which is disclosed to a third party by the receiving party with the written approval of the furnishing party, provided that the approval given pursuant to this clause shall have effect only in the instance for which given.

13.           Term and Termination.




CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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13.1          The term of this Agreement shall commence on the date first set forth above and shall continue for fourteen months from that date, terminating on July 1, 2000, unless earlier terminated as provided in this Agreement.


13.2 This Agreement may be terminated by either party at any time by written notice of termination upon material breach by the other party, if such other party fails to cure such default within thirty (30) days after written notice. The cure period shall not apply where the party in breach has exhausted a cure period specifically provided for the duty or obligation breached.

13.3 This Agreement may be terminated by powerize if by October 31, 1999 it does not receive Seventeen Million Dollars ($17,000,000.00) in financing.[*]


13.4 This Agreement may be terminated by B&H at its sole discretion at any time if the Service conflicts with B&H's sales efforts in the Education Market, if revenues generated by this Agreement are unacceptable, or if B&H Publishers express undue dissatisfaction with the Service. In such event, B&H will refund advance fees paid by powerize.com for services that otherwise would have been rendered, excluding any non-refundable payments listed in Schedule 2.


13.5 This Agreement may be terminated by either party at any time by written notice of termination upon the other party's insolvency, failure to conduct its business in the normal course or bankruptcy, voluntary or involuntary.

13.6 The license rights granted by B&H to powerize shall terminate upon the expiration or termination of this Agreement at which time powerize shall immediately cease all reproduction, display, marketing and distribution of the Licensed Materials. powerize shall promptly return or destroy any copies of the Licensed Materials in its possession, as instructed B&H. powerize will certify to B&H the return or destruction of such copies of the Licensed Materials.


13.7 Upon termination or expiration of this Agreement, each party shall promptly return to the other all confidential and business-sensitive information in tangible form which is then in the possession or control of such party and is held by such party pursuant to this Agreement. powerize shall cease referring to the Licensed Materials in its advertising and promotional materials upon termination.


CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.


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13.8          The obligation to make payments under Section 7 shall survive any termination or expiration of this Agreement, as to all then accrued amounts due and as to any additional amounts due which shall accrue thereafter. In addition, the respective rights, obligations, representations and warranties of the parties under Sections 4, 7 and 9 through 12 shall survive any such termination or expiration.

14. Force Majeure. Neither party shall be deemed in default if performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, labor difficulty, sabotage, failure of suppliers or subcontractors or unavailability of material or supplies or any other cause beyond the control of such party ("Force Majeure"), provided that such party gives the other party written notice within fifteen (15) days of discovering the Force Majeure. In the event of a Force Majeure, the time for performance or cure shall be extended for a period equal to the duration of the Force Majeure, and if the duration of the Force Majeure is in excess of six (6) months, the other party may terminate this Agreement.


15. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and assigns. Neither party may assign its rights or delegate its obligations under this agreement without the other party's prior written consent, except to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets, so long as such surviving entity or purchaser shall expressly assume in writing the performance of all of the terms of this agreement . Each party will provide at least ninety (90) days prior notice of such transaction. Notwithstanding the previous sentences, if powerize merges with or is purchased by an entity that B&H in its reasonable business judgement views as a competitor or as potentially damaging to B&H's Publisher relationships, B&H may elect to terminate this Agreement upon ninety (90) days notice.


16. Notices. All notices shall be in writing and shall be sent by courier service, registered or certified mail, return receipt requested, to the addresses set forth above, or by facsimile to the facsimile number provided by such party. Notices shall be deemed given on the date of delivery shown on the return receipt or upon receipt of an appropriate facsimile transmission verification printed report.



CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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17.           Independent Contractors. The relationship between the parties shall be that of independent contractors, and nothing in this Agreement shall be deemed to create an employer-employee, principal-agent, partnership or joint venture relationship.

18. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan without giving effect to conflict of law provisions.

19. U.S. Government Restricted Rights. The Licensed Materials include materials that are commercial technical data and/or computer Licensed Materials and/or commercial computer software, as applicable, which were developed exclusively at private expense by B&H Company and its licensors, 300 North Zeeb Road, Ann Arbor, MI 48103. U.S. Government rights to use, modify, reproduce, release, perform, display, or disclose these technical data and/or computer Licensed Materials and/or computer software are subject to the limited rights restrictions of DFARS 252.227-7015(b)(2) (June
              1995) and/or subject to the restrictions of DFARS 227.7202-1(a) (June 1995) and 227.7202-3(a) (June 1995), as applicable for U.S. Department of Defense procurements and the limited rights restrictions of FAR 52.227-14 (June 1987) and/or subject to the restricted rights provisions of FAR 52.227-14 (June 1987) and FAR 52.227-19 (June 1987), as applicable, and any applicable agency FAR Supplements, for non-Department of Defense Federal procurement. The restrictions under this section shall be reflected in the End-User Agreement attached to this Agreement as
              Schedule 3 where applicable.

20. Waiver. Any waiver of any right or default under this Agreement shall be effective only in the instance given and shall not operate as or imply a waiver of the same or any similar right or default on any subsequent occasion.

21. Entire Agreement. This Agreement (inclusive of the attached Schedules which are incorporated in and made a part of this Agreement) constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements, negotiations and understandings, oral or written, with respect to the same subject matter. This Agreement may be modified only by an instrument in writing duly executed by authorized representatives of both parties.

22. Captions. The captions to the sections of the Agreement are for convenience only, are not part of this Agreement, and shall have no force or effect in construing this Agreement.




CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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    Accepted and agreed to by the parties as of the date first set forth above.

Bell & Howell


Information and Learning Company                Powerize.com, Inc.


    By    /s/ James P. Roemer                     By    /s/ Edwin R. Addison
          _______________________                      _______________________

    Title   President & CEO                       Title  CEO 5/21/99
          _______________________                      _______________________




CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

ONLINE LICENSED MATERIALS DISTRIBUTION AGREEMENT

                                   SCHEDULE 1

LICENSED MATERIALS:        [*]

METHOD OF DELIVERY:        FILE TRANSFER PROTOCOL

FORMAT:                    FULL TEXT


COVERAGE:                  1998 AND ON GOING, OR AS OTHER AGREED BY THE PARTIES.




CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                ONLINE LICENSED MATERIALS DISTRIBUTION AGREEMENT

                                   SCHEDULE 2

                                  FEE SCHEDULE


Subject to the Guaranteed Minimum Royalties set forth in Section 4 below, powerize will pay B&H the following Royalties:


1.1           [*]

1.2           [*]

1.3           [*]

1.4           [*]


2.   Page Views will be determined as follows:


2.1           [*]


2.1 No Royalty shall be due if a Customer view a document from another (non-Licensed Materials) source. Where the 2nd Page View contains search results form the Licensed Materials and from other information providers, the Net Advertising Revenue for such page shall be pro rated among such information providers. For example, if the Licensed Materials represent 2/3 of the search results, 2/3 of the Net Advertising Revenue will be attributed to B&H.

2.3 B&H and powerize will review the methodology required within technical bounds for tracking and reporting revenue by Page View on pages served by powerize which include the Licensed Materials. The parties will use their best efforts to agree on a reasonable technical and revenue tracking and reporting process within thirty
              (30) days following execution of this Agreement.

3.            Payment terms: [*]

4. The Guaranteed Minimum Royalty shall be paid against the actual Royalties set forth in section1 of this Schedule 2 as follows:




CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

              Phase One -- Invoice Date 7/1/99 through 7/1/00

                  Non-refundable initiation fee invoiced upon execution of this
                  Agreement:  [*]

                  Non-refundable fee invoiced on June 30, 1999:  $[*]

                  Non-refundable fee invoiced on September 30, 1999:  [*]

                  Fee invoiced on December 31, 1999:  [*]

                  Fee invoiced on March 31, 2000: [*]

                  Fee invoiced on or before June 30, 2000:  [*]

              Phase Two - Fees payable upon achievement of Milestones in addition to Phase One fees

                  Each Milestone:           [*]


              Additional Guaranteed Royalties


                  In the event powerize registers more than 250,000 Customers in any calendar year, the guaranteed minimum royalty shall be [*]




CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                ONLINE LICENSED MATERIALS DISTRIBUTION AGREEMENT

                                   SCHEDULE 3

                               END USER AGREEMENT

[Powerize's End User Agreement that has been pre-approved by B&H.]





CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                ONLINE LICENSED MATERIALS DISTRIBUTION AGREEMENT

                                   SCHEDULE 4

                        REPORTS RELATING TO B&H ROYALTIES


1. In addition to the monthly royalty statements and to aid in B&H's accounting of royalties to individual Publishers, powerize will furnish monthly type reports in a mutually agreed upon format (i.e. electronic and/or paper copy) for each of the following Licensed Materials:


               ABI/INFORM

               BUSINESS DATELINE
               SELECTED NEWSPAPERS AND PERIODICALS

              (A) Such reports shall show the Net Advertising Revenue, Subscription Fees and other data provided for provision of the Licensed Materials to Customers via subscription pricing or free Web access.

              (B) Such reports will contain not less than the following information alphabetically sorted: B&H publication code, the publication title, and the actual number of page views.


              (C) Such reports shall be subject to the following restrictions on use.
                  1) All data are the property of powerize and are confidential;
                  2) All data shall be used for the determination of Publisher royalties only;

                  3) All data shall be maintained in a secure place and shall not be copied or reproduced in any way or communicated to third parties; and

                  4) All data shall be destroyed (and so certified) or returned to powerize upon termination, cancellation or expiration of this Agreement.

2.       Customer Usage Reports


For the Licensed Materials identified above, powerize will furnish B&H with a confidential report in a mutually agreed electronic format which will include, at a minimum, the following: File Number, SIC Code, Industry Name, Market (i.e., Academic, Public Library, Schools, Government, Corporate or Non-Profit Library), Country of Users, Number of Users, Net Dollar Amount (of usage) and subscribership to other information services. Such information shall be sorted by Country of User so that international users can separately be identified from U.S. users. This report shall be provided within sixty (60) days after the date of this Agreement and thereafter during the term of this Agreement. Customer usage reports shall be delivered along




CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

with the monthly royalty reports provided to B&H by powerize hereunder. Customer usage reports shall be used only to promote usage of Licensed Materials through powerize's service and are subject to the provisions of Clause 1(C) of this
Schedule 4. Data shall not be used for customer identification with regard to developing sales leads or marketing opportunities for CD-ROM products or online versions of said Licensed Materials.




CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.